Exhibit 10.2

Sign-On Restricted Stock Unit Agreement

This Restricted Stock Unit Agreement (this “Award Agreement”), dated as of May 15, 2018 (the “Grant Date”), between ServiceMaster Global Holdings, Inc., a Delaware corporation (the “Company”), and Rex Tibbens (the “Participant”), is being entered into pursuant to Article IX of the Amended and Restated ServiceMaster Global Holdings, Inc. 2014 Omnibus Incentive Plan (the “Plan”).  The meaning of capitalized terms that are not defined in this Award Agreement may be found in the Plan.  Reference is made to that certain Employment Agreement between the Company and the Participant, dated May 15, 2018 (the “Employment Agreement”), pursuant to which the Participant commenced employment with the Company on May 15, 2018 (the “Start Date”).

The Company and the Participant hereby agree as follows:

Section 1.    Confirmation of Grant.  Subject to the terms of this Award Agreement, the Company hereby evidences and confirms, effective as of the Grant Date, its grant to the Participant of Restricted Stock Units representing the right to receive 17,523 Shares.  This Award Agreement is entered into pursuant to, and the terms of the Restricted Stock Units are subject to, the terms of the Plan.  If there is any conflict between this Award Agreement and the terms of the Plan, the terms of the Plan shall govern.

Section 2.    Vesting and Forfeiture.  The Restricted Stock Units shall vest in three equal installments on the first, second and third anniversaries of the Start Date, subject to the Participant’s continued employment with the Company or any subsidiary through the applicable vesting date.

Section 3.    Effect of Termination of Employment. Upon termination of the Participant’s employment with the Company and its Subsidiaries for any reason prior to the Vesting Date, the Restricted Stock Units evidenced by this Award Agreement shall be forfeited, provided that if the Participant’s employment is terminated:

(a)    in a “Special Termination” (i.e., by reason of the Participant’s death or Disability (as defined in the Employment Agreement)), then the Participant’s Restricted Stock Units evidenced by this Award Agreement shall vest as to the number of Restricted Stock Units that would have vested on the next anniversary of the Start Date (assuming the Participant’s employment had continued through such anniversary) multiplied by a fraction, the numerator of which is the number of days elapsed since (x) the Start Date, if the Special Termination occurs on or prior to the first anniversary of the Start Date, or (y) the most recent prior anniversary of the Start Date, if the Special Termination occurs after the first anniversary of the Start Date, and the denominator of which is 365; and

(b)    In a termination of employment pursuant to Section 6(a) of the Employment Agreement that occurs prior to the Vesting Date (a “Qualifying Termination”), then the Participant’s Restricted Stock Units evidenced by this Award Agreement that are unvested shall become vested.

The Participant, or the Participant’s estate or beneficiary, shall receive one Share in respect of each such vested Restricted Stock Unit within 75 days following, as applicable,

the date of the Special Termination or, subject to the Participant’s satisfaction of his obligations under Section 6(g) of the Employment Agreement, a Qualifying Termination.

Section 4.    Dividend Equivalents; Impact of Spin-Off.  If the Company pays any cash dividend or similar cash distribution on the Company Common Stock, the Company shall credit to the Participant with an additional number of Restricted Stock Units (“Dividend Shares”) equal to the (A) product of (x) the number of Restricted Stock Units plus the number of additional Dividend Shares held by the Participant as of the record date for such distribution times (y) the per share amount of such dividend or similar cash distribution on Company Common Stock divided by (B) the Fair Market Value of a Share on the dividend payment date, rounded down to the nearest whole number.  Notwithstanding the foregoing or anything set forth in this Agreement to the contrary, upon the occurrence of the completion of the spin-off of AHS Holding Company, Inc. (“AHS”) by the Company (the “Spin-Off”), the Participant’s Restricted Stock Units shall be adjusted in accordance with Section 4.3 of the Plan such that, upon completion of the Spin-Off, the Participant shall be entitled to an adjusted Award which relates solely to: (i) if, on and immediately following the Spin-Off, the Participant remains employed with the Company (or any Subsidiary thereof following the Spin-Off), the securities of the Company; or (ii) if the Participant, immediately following the Spin-Off, is employed with AHS or any Subsidiary thereof, the securities of AHS.

Section 5.    Settlement; Taxes.

(a)    Except as otherwise provided in Article XIV of the Plan and in Section 4, promptly following the date on which the number of Restricted Stock Units that vest is certified by the Administrator pursuant to Section 2 of this Award Agreement, but in any event not later than March 15 of the calendar year following the calendar year of the Vesting Date, the Participant shall receive one Share in respect of each such vested Restricted Stock Units.

(b)    In connection with the vesting and settlement of the Restricted Stock Units as provided in this Award Agreement, the Company or one of its Subsidiaries may require the Participant to remit to the Company an amount in cash sufficient to satisfy any applicable Withholding Taxes that may arise in connection therewith, in accordance with the provisions of Section 15.11 of the Plan; provided, however, that if at such time of vesting and settlement, the Participant is prohibited from trading or otherwise selling Shares due to the application of any trading policy of the Company or applicable law, the Company shall withhold Shares that would otherwise be issued to the Participant pursuant to Section 5(a) above to satisfy the Withholding Taxes, in accordance with the provisions of Section 15.11 that apply to such net settlement of Withholding Taxes.

Section 6.    Miscellaneous.

(a)    Restrictive Covenants.  In consideration of the grant of the Restricted Stock Units, during the Participant’s employment with the Company and its Subsidiaries (the “Company Group”) and for a period of twelve (12) months following the termination of the Participant’s employment (whether such termination is initiated by the Participant or the Participant’s employer), the Participant shall be subject to the restrictive covenants set forth in Section 7 of the Employment Agreement.

(b)    Dispute Resolution.  Any dispute or controversy between the Participant and any member of the Company Group, whether arising out of or relating to this Award Agreement, the breach of this Award Agreement, or otherwise, shall be resolved in accordance with the dispute resolution provisions set forth in the Employment Agreement.

(c)    Incorporation of Forfeiture Provisions.  The Participant acknowledges and agrees that, pursuant to the Plan, the Participant shall be subject to the Company’s Clawback Policy and any generally applicable disgorgement or forfeiture provisions set forth in Article XIII of the Plan as of the date of this Award Agreement or as required by applicable law after the date of this Award Agreement.

(d)    Authorization to Share Personal Data.  The Participant authorizes any Affiliate of the Company that employs the Participant or that otherwise has or lawfully obtains personal data relating to the Participant to divulge such personal data to the Company if and to the extent appropriate in connection with this Award Agreement or the administration of the Plan.

(e)    No Right to Continued Employment.  Nothing in this Award Agreement shall be deemed to confer on the Participant any right to continue in the employ of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such employment at any time.

(f)    Binding Effect; Benefits.  This Award Agreement shall be binding upon and inure to the benefit of the parties to this Award Agreement and their respective successors and assigns.  Nothing in this Award Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Award Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(g)    Waiver; Amendment.  The waiver by any party hereto or beneficiary hereof of a breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by a party or beneficiary to exercise any right or privilege hereunder shall be deemed a waiver of such party’s or beneficiary’s rights or privileges hereunder or shall be deemed a waiver of such party’s or beneficiary’s rights to exercise the same at any subsequent time or times hereunder.  This Award Agreement may not be amended, modified or supplemented, except (i) by a written instrument executed by the Participant and the Company or (ii) as authorized under the Plan (including under Section 4.3 of the Plan).

(h)    Applicable Law.  This Award Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction.  Subject to the dispute resolution provision contained herein, any judicial action to enforce, interpret or challenge this Award Agreement shall be brought in the federal or state courts located in the State of Delaware, which shall be the exclusive forum for resolving such disputes.  Both parties irrevocably consent to the personal jurisdiction of such courts for purposes of any such action.

(i)    Section 409A.  Section 15.12 of the Plan shall apply to this Award and is incorporated herein by reference.

(j)    Section and Other Headings, etc.  The section and other headings contained in this Award Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Award Agreement.

(k)    Counterparts.  This Award Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement as of the date first above written.

SERVICEMASTER GLOBAL HOLDINGS, INC.

By:	/s/ Dion Persson
Name: Dion Persson
Title: Senior Vice President, Business Development

THE PARTICIPANT:

/s/ Rex Tibbens
Name: Rex Tibbens